As filed with the Securities and Exchange Commission on February 2, 2011.
Registration File No. 333-[  ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
DELTA APPAREL, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-2508794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
322 South Main Street, Greenville, South Carolina 29601
(Address of Principal Executive Offices) (Zip Code)

Delta Apparel, Inc. 2010 Stock Plan
(Full title of the plan)

Deborah H. Merrill	Copies to:
Vice President, Chief Financial Officer and Treasurer Delta Apparel, Inc. 322 South Main Street Greenville, South Carolina 29601 (864)-232-5200	Melinda Davis Lux, Esq. Wyche Burgess Freeman & Parham, P.A. 44 East Camperdown Way Greenville, South Carolina 29601 (864) 242-8200
(Name and address of agent for service)
(864) 232-5200
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	offering price	aggregate offering	Amount of
to be registered	be registered	per share	price	registration fee
Common Stock	1,626,500 shares (1)	$12.78 (2)	$20,786,670 (2)	$2,413

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of shares of outstanding Common Stock because of events such as stock splits, stock dividends, and similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices as reported on NYSE Amex on January 31, 2011, which was $12.78.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required in Part I of this Registration Statement will be sent or given by Delta Apparel, Inc. (the “Company”) to participants in the Delta Apparel, Inc. 2010 Stock Plan (the “Plan”) pursuant to Rule 428(b) of the Securities Act of 1933, as amended (the “Securities Act”).
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2010, Commission File No. 0-15583.

2.	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2010, Commission File No. 0-15583.

3.	The Company’s Current Reports on Form 8-K filed on July 6, 2010, July 19, 2010, August 19, 2010, October 28, 2010, November 4, 2010, November 15, 2010, and January 27, 2011, Commission File No. 0-15583.

4.	The description of the Company’s common stock contained in the Company’s Form 10/A filed with the Securities and Exchange Commission on June 8, 2000 (Commission File No. 0-15583), together with any amendment or report filed with the Commission for the purpose of updating such description.
     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof, from their respective dates of filing.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Sections 14-2-850 through 14-2-857 of the Official Code of Georgia, as amended, (the “Code”) relating to permissible, mandatory, and court-ordered indemnification of directors and officers of Georgia corporations in certain instances, are set forth in Exhibit 99.1 of this Registration Statement and are incorporated herein by reference.
     The Company’s Bylaws provide (i) that the Company shall indemnify its directors and officers (and each person who at its request served as an officer or director of any other entity) to the fullest extent permitted by the Code (or any successor provision) and (ii) that the Company shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because he or she is director or officer of the Company in advance of a final disposition of the proceeding if the director or officer submits to the Secretary of the Company a written request that complies with the requirements of Section 14-2-853 of the Code (or any successor provision).
     The Company’s Articles of Incorporation filed with the Georgia Secretary of State on December 10, 1999 provide that, to the fullest extent permitted by the Code, no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for any action or omission. Under Section 14-2-202 of the Code, a Georgia corporation’s articles of incorporation may limit a director’s liability to the company or its shareholders for monetary damages, except liability: (a) for any appropriation, in violation of the director’s duties, of a corporate business opportunity; (b) for acts or omissions involving intentional misconduct or knowing violation of the law; (c) for the types of liability set forth in Code Section 14-2-832 (regarding liability for unlawful corporate distributions); and (d) for any transaction from which the director received an improper personal benefit.
     Section 14-2-858 of the Code permits a corporation to purchase and maintain insurance on behalf of a person who is an officer or director. The Company maintains directors’ and officers’ liability insurance.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index following signatures.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424 of this chapter);
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
[SIGNATURES ON THE NEXT PAGE]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on February 2, 2011.

DELTA APPAREL, INC.
By:	/s/ Deborah H. Merrill
Deborah H. Merrill, Vice President, Chief
Financial Officer, and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:

Signature	Title	Date

/s/ Robert W. Humphreys Robert W. Humphreys	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	February 1, 2011

/s/ Deborah H. Merrill	Vice President, Chief Financial	February 1, 2011
Deborah H. Merrill	Officer, and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ James A. Cochran* James A. Cochran	Director	February 1, 2011

/s Sam P. Cortez* Sam P. Cortez	Director	February 1, 2011

/s/ William F. Garrett*	Director	February 1, 2011
William F. Garrett

/s/ Elizabeth J. Gatewood* Elizabeth J. Gatewood	Director	February 1, 2011

/s/ G. Jay Gogue* G. Jay Gogue	Director	February 1, 2011

/s/ A. Max Lennon* A. Max Lennon	Director	February 1, 2011

/s/ E. Erwin Maddrey, II* E. Erwin Maddrey, II	Director	February 1, 2011

Signature	Title	Date

/s David T. Peterson*	Director	February 1, 2011

David T. Peterson

/s Robert E. Staton, Sr.*	Director	February 1, 2011

Robert E. Staton, Sr.

*By: /s/ Deborah H. Merrill
Deborah H. Merrill Attorney-in-fact

INDEX TO EXHIBITS
Exhibit

4.1	Articles of Incorporation of the Company: Incorporated by reference to Exhibit 3.1 to the Company’s Form 10.

4.2	Amendment to Articles of Incorporation of the Company dated September 18, 2003: Incorporated by reference to Exhibit 3.1.2 to the Company’s Form 10-Q filed on November 5, 2003.

4.3	Amendment to Articles of Incorporation of the Company dated April 28, 2005: Incorporated by reference to Exhibit 3.1.3 to the Company’s Form 8-K filed on April 29, 2005.

4.4	Amendment to Articles of Incorporation of the Company dated November 8, 2007: Incorporated by reference to Exhibit 3.1.4 to the Company’s Form 10-K filed on August 28, 2009.

4.5	Bylaws of the Company: Incorporated by reference to Exhibit 3.2.1 to the Company’s Form 10-K filed on August 28, 2009.

4.6	Amendment to Bylaws of the Company adopted January 20, 2000: Incorporated by reference to Exhibit 3.2.2 to the Company’s Form 10-K filed on August 28, 2009.

4.7	Amendment to Bylaws of the Company adopted February 17, 2000: Incorporated by reference to Exhibit 3.2.3 to the Company’s Form 10-K filed on August 28, 2009.

4.8	Amendment to Bylaws of the Company adopted June 6, 2000: Incorporated by reference to Exhibit 3.2.4 to the Company’s Form 10-K filed on August 28, 2009.

4.9	Amendment to Bylaws dated August 17, 2006: Incorporated by reference to Exhibit 3.2.5 to the Company’s Form 10-K filed on August 28, 2009.

4.10	Amendment to Bylaws dated August 12, 2009: Incorporated by reference to Exhibit 3.2.6 to the Company’s Form 10-K filed on August 28, 2009.

4.11	Specimen certificate for common stock, par value $0.01 per share, of the Company:
Incorporated by reference to Exhibit 4.2 to the Company’s Form 10-12 B/A filed on October 3, 2000.

5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel: Contained in Exhibit 5.1.

24.1	Power of Attorney.

99.1	Sections 14-2-850 through 14-2-857 of the Official Code of Georgia, as amended.

99.2	Delta Apparel, Inc. 2010 Stock Plan.